Exhibit 4.7

Contract No.: 23060500-2014 Qing Ying (Di) Zi No.0006

Mortgage Contract

Agricultural Development Bank of China

Mortgagor (Full Name): Daqing BoRun Biotechnology Co., Ltd.

Business License No.: 230606100002956

Legal Representative (Person in Charge): WANG Jinmiao

Domicile (Address): Jubao Village, Zhusan Township, Datong District, Daqing City

Post Code: 163515

Opening Bank of the Basic Deposit Account and the Account No.: Longjiang Bank Limited Daqing Datong Sub-branch 020120218000105

Telephone & Fax: 0459-6989708

Mortgagee (Full Name): Agricultural Development Bank of China Daqing Branch Business Office

Legal Representative (Person in Charge): CHU Yongjia

Domicile (Address): No. 131, Jianshe Road, Daqing Hi-tech Industrial Development Zone, Heilongjiang

Post Code: 163316

Telephone & Fax: 0459-6297122

To ensure that the obligations of Daqing BoRun Biotechnology Co., Ltd. (hereinafter referred to as “the Debtor”) under the Working Capital Loan Contract (Contract No.: 23060500-2014 (Qing Ying) Zi No.0023) concluded and signed by and between the Debtor and the Mortgagee on October 14th, 2014 (hereinafter referred to as “the Main Contract”) are earnestly performed and to safeguard the realization of the creditor’s rights of the Mortgagee, the Mortgagor is willing to provide the Mortgagee with the mortgage guarantee. In order to define the respective rights and obligations of both parties and on the basis of equality, voluntariness and mutual agreement through consultations, Party A and Party B hereby conclude and sign the Contract in accordance with the Contract Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China and other relevant provisions of laws and regulations, by which both parties shall abide.

Article I                                                 Types and Amounts of the Creditor’s Rights Guaranteed

The creditor’s rights guaranteed under the Contract shall be those formed by the business agreed upon in the Main Contract which the Debtor carries out at the Mortgagee, i.e., the loan for corn acquisition by the leading processing enterprise. The amount of the principal is RMB (Amount in Words) Ten Million Yuan only.

Article II                                            Period for Performance of the Debts by the Debtor

The period for performance of the debts by the Debtor shall be 12 months, from October 16th, 2014 to September 30th, 2015. If there is any inconsistency between the period for actual performance of the debts under the Main Contract and the Clause here, the Main Contract shall prevail.

Article III                                       Scope of the Mortgage

The scope of the mortgage under the Contract includes: the principal of the creditor’s rights under the Main Contract, the interests, default interests, compound interests, liquidated damages, compensations as well as any and all expenses for realization of the creditor’s rights and other expenses payable, including but not limited to any and all litigation costs, arbitration fees, property preservation fees, evaluation fees, auction fees, execution fees, transfer fees and agency fees etc.).

Article IV                                        The Collateral

4.1                     The Mortgagor is willing to create mortgage by utilizing the properties listed in the List of the Mortgaged Properties under the Contract as the collateral. The List of the Mortgaged Properties is an integral part of the Contract.

4.2                     The values of the mortgaged properties agreed upon in the List of the Mortgaged Properties herein will neither be taken as their evaluation basis when the Mortgagee disposes of such Collateral nor constitute any restriction on the exercising of the mortgage rights by the Mortgagee. The final values of the mortgaged properties are the net incomes actually acquired through their disposal when the mortgage rights are realized.

Article V                                             Effect of the Mortgage Rights

The effect of the mortgage rights under the Contract shall be extended to accessory objects of the mortgaged properties, accessory rights, subrogation, accretions, mixtures, processed objects, fruits as well as the insurance benefits, compensations and indemnities etc. generating from damage, missing, expropriation and requisition of the mortgaged properties.

Article VI                                        Mortgage Registration

6.1                     If in accordance with the law, the mortgage registration is required for the mortgaged properties, the Mortgagor shall handle the mortgage registration at the competent authority jointly with the Mortgagee within 15 days after the signature date of the Contract.

6.2                     If both parties are willing to accomplish the mortgage registration voluntarily, the Mortgagor shall handle the mortgage registration at the competent authority jointly with the Mortgagee within 15 days after the signature date of the Contract.

6.3                     If any item in the mortgage registration changes and in accordance with the law the change registration is required, the Mortgagor shall handle the change registration at the competent authority jointly with the Mortgagee within 15 days after the change of the registered item.

Article VII                                   Possession and Custody of the Mortgaged Properties

7.1                     The originals of the encumbrance certificate and the mortgage registration documents as well as other materials in respect of the mortgaged properties, after being confirmed by both parties, shall be submitted to the Mortgagee for custody. The Mortgagee shall keep the aforesaid ownership certificate and materials in respect of the mortgaged properties properly. If the ownership certificate is lost due to any inappropriate storage, the Mortgagee shall assume the expenses for re-application.

7.2                   The Mortgagor shall safeguard the mortgaged properties properly, keep the mortgaged properties intact and accept supervision and inspection of the Mortgagee from time to time.

7.3                   Without consent of the Mortgagee in writing, the Mortgagor may not dispose of the mortgaged properties in any way, including but not limited to donation, transfer, lease, re-mortgage or pledge etc. With consent of the Mortgagee in writing, the proceeds acquired by the Mortgagor from disposing of the mortgaged properties shall be firstly utilized to pay off the debts guaranteed under the Main Contract or deposited into the account designated by the Mortgagee to provide continuous guarantee for the performance of the debts under the Main Contract.

7.4                     If the mortgaged properties are damaged or missing, the Mortgagor shall take effective measures to prevent any further loss in a timely manner and notify the Mortgagee immediately. The insurance benefits and the compensations etc. acquired by the Mortgagor shall be firstly utilized to pay off the debts guaranteed under the Main Contract or deposited into the account designated by the Mortgagee to provide continuous guarantee for the performance of the debts under the Main Contract.

7.5                     If the values of the mortgaged properties are diminished, the Mortgagor shall restore the values of the mortgaged properties or provide any other guarantee equivalent to the diminished values and satisfactory to the Mortgagee. If the Mortgagor refuses to restore or provide the aforesaid guarantee, the Mortgagee may exercise the mortgage rights ahead of schedule. If there is still any loss after the realization of the mortgage rights, the Mortgagor shall assume compensation liability. If the Mortgagor obtains indemnity for the diminished value of the mortgaged properties, the Mortgagor shall provide the Mortgagee with additional guarantee within the scope of the aforesaid indemnity. The undiminished part of the mortgaged properties shall still be served as the guarantee for the creditor’s rights under the Main Contract.

7.6                     If the mortgaged properties under the Contract are required to be expropriated for the sake of public interests or to be requisitioned because of urgent circumstances such as emergency rescue and disaster relief, the proceeds obtained by the Mortgagor from such expropriation or requisition shall be utilized to pay off the debts guaranteed under the Main Contract ahead of schedule, or to be deposited into the account designated by the Mortgagee to provide continuous guarantee for the performance of the debts under the Main Contract. If the compensation is made by land replacement, the Mortgagor shall utilize the new lands obtained from the replacement and other properties to provide guarantee for such loans and accomplish relevant mortgage registration in a timely manner. If the mortgage value is insufficient, additional guarantee shall be provided separately.

Article VIII                              Insurances for the Mortgaged Properties

8.1                     If the Mortgagee deems it to be necessary and it is able to insure the mortgaged properties, the Mortgagor shall insure the mortgaged properties at relevant insurers by taking the Mortgagee as the primary beneficiary and in accordance with the insurance types and insured amounts designated by the Mortgagor. The insurance period shall not be shorter than the period of debt performance agreed upon in the Main Contract and the insured amount shall not be less than the principal and interests of the debts under the Main Contract.

8.2                     The Mortgagor shall submit the original insurance documents for the mortgaged properties to the Mortgagee for custody and there shall be no restriction on the rights and interests of the Mortgagee in the insurance policies.

8.3                     Within the valid term of the Contract, the Mortgagor may not interrupt or cancel the insurances for any reason. If the insurances are interrupted, the Mortgagee shall be entitled to handle the insurance procedures, with any and all expenses borne by the Mortgagor.

8.4                     Within the valid term of the Contract, if any insurance accident occurs with respect to the mortgaged properties, the insurance benefits shall be firstly utilized to pay off the debts under the Main Contract, or be deposited into the account designated by the Mortgagee, or with consent of the Mortgagee be utilized to restore the value of the mortgaged properties to continue to provide guarantee for the debts under the Main Contract.

Article IX                                       Realization of the Mortgage Rights

9.1                     If upon expiry of the period for debt performance agreed upon in the Main Contract, the Debtor fails to pay off the principal and interests of the debts and other expenses, the Mortgagee may, through consultations with the Mortgagor, auction off or sell the mortgaged properties according to the law and be paid in priority from the proceeds, or utilize the mortgaged properties to set off the debts under the Main Contract. If both parties fail to reach any agreement on the way of realizing the mortgage rights, the Mortgagee may require the competent people’s court to auction off or sell the mortgaged properties.

9.2                     If the Mortgagee dissolves the Main Contract in accordance with the provisions of the Main Contract or the stipulations of the national laws and regulations, or the Mortgagee takes back the principal creditor’s rights ahead of schedule in accordance with the provisions of the Main Contract, the Mortgagee may, through consultations with the Mortgagor, auction off or sell the mortgaged properties according to the law and be paid in priority from the proceeds, or utilize the mortgaged properties to set off the debts under the Main Contract. If both parties fail to reach any agreement on the way of realizing the mortgage rights, the Mortgagee may directly require the competent people’s court to auction off or sell the mortgaged properties.

9.3                   The remaining balance that the proceeds from disposal of the mortgaged properties exceed the principal and interests of the debts and any and all relevant expenses (if any), shall belong to the Mortgagor.

9.4                   When the Mortgagee disposes of the mortgaged properties in accordance with the Contract, the Mortgagor shall cooperate and not to pose any obstacle.

Article X                                            Representations and Undertakings of the Mortgagor

10.1              The Mortgagor fully knows and agrees with all terms and conditions of the Main Contract. The Mortgagor is willing to provide guarantee for the Debtor and all intentions expressed by the Mortgagor under the Contract are genuine.

10.2              The Mortgagor is the full, valid and legitimate owner of the mortgaged properties or the manager of the mortgaged properties authorized by the State. There is no dispute over the ownership or management rights of the mortgaged properties. The mortgaged properties are not co-owned, or although the mortgaged properties are co-owned, the mortgage matters of the mortgaged properties has been approved by the co-owner in writing. The mortgaged properties may be mortgaged according to the law without any restriction. There is no circumstance which may affect the realization of the mortgage rights by the Mortgagee, such as attachment, detainment, supervision, default in payment of taxes and project payments etc. The mortgaged properties are not leased or although they have been leased in whole or in part, the lessees have been notified of the mortgage hereunder and provided written documents promising to terminate the lease without any compensations when the Mortgagee exercises the mortgage rights. In addition, the Mortgagee has been notified of the leases of the mortgaged properties in writing.

10.3              If the Main Contract is a bank acceptance agreement, the Mortgagor shall guarantee that any dispute between the Debtor and the bearer, endorser or any other party of the acceptance bills (regardless of being negotiable instrument nature or not) shall not affect that the Mortgagor assumes its liability to guarantee to the Mortgagee in accordance with the Contract.

10.4            Upon occurrence of any of the following circumstances, the Mortgagor shall notify the Mortgagee in writing:

10.4.1             If the operational mechanism changes, including but not limited to contracting, lease, joint operation, consolidation, division, shareholding reform, joint venture with foreign entities, change of business scope and registered capital and changes in stock rights, the Mortgagor shall notify the Mortgagee thirty days (30) in advance.

10.4.2             If: (1) the Mortgagor is involved in any material economic dispute; (2) there is any dispute over the ownership of the mortgaged properties; (3) any preservative measure is taken with respect to the mortgaged properties; (4) the Mortgagor closes its business; (5) the Mortgagor applies or is applied for bankruptcy; (6) the Mortgagor is dissolved; (6) the Mortgagor stops business for internal rectification; (7) the business license of the Mortgagor is revoked; (8) the Mortgagor is cancelled; or (9) the domicile, telephone and/or legal representative etc. of the Mortgagor are changed, the Mortgagor shall notify the Mortgagee within five (5) days after the occurrence of the aforesaid circumstance(s).

10.4.3             If the land use right is mortgaged and after the mortgage the land use changes, the Mortgagor shall notify the Mortgagee thirty days (30) in advance.

10.5              Within the valid term of the Contract, if the Mortgagor encounters any of the events listed in Article 10.4 hereof or any other event, the Mortgagor shall continue to assume the liability to guarantee under the Contract.

10.6              Within the valid term of the Contract, if the Mortgagee transfers the creditor’s rights under the Main Contract in accordance with the law, the Mortgagor shall assume the liability to guarantee within the original scope of the mortgage guarantee.

10.7              If the Debtor fails to perform the debts, no matter whether the Mortgagee has any other guarantee for the creditor’s rights under the Main Contract, the Mortgagee shall be entitled to directly require the Mortgagor to assume the liability to guarantee within the scope of guarantee.

10.8              Without written consent of the Mortgagee, the Mortgagor may not create any form of mortgage and/or pledge over the mortgaged properties, or lease, transfer or denote the mortgaged properties to any third party, and hold the mortgaged properties harmless from any infringement. In addition, the Mortgagor shall protect the mortgaged properties from any infringement and damage. When the mortgage rights are or may be infringed upon or impaired by any third party, the Mortgagor shall notify the Mortgagee in a timely manner and assist the Mortgagee in avoidance of such infringement or damage.

10.9              If the Mortgagee and the Debtor alter the Main Contract by mutual agreement, apart from extension of valid period, increase of the principal creditor’s rights, increase of the loan interest rate or change of the currency, other alternations may be made without consent of the Mortgagor, and the Mortgagor shall assume the liability to guarantee within the scope of guarantee agreed upon in the Contract.

10.10      Unless otherwise stipulated by relevant laws and regulations, the Mortgagor shall assume any and all expenses under the Contract, including but not limited to the fees incurred in the courses of attorney services, authentication, notarization, evaluation, registration, title transfer, custody and litigation etc.

Article XI                                       Liabilities for Breach of Contract

11.1              After the Contract becomes effective, both the Mortgagor and the Mortgagee shall perform their respective obligations agreed upon in the Contract. Either party who fails to perform its obligations agreed upon in the Contract in whole or in part shall assume corresponding liabilities for breach of contract and compensate for any and all losses caused thereby to the other party.

11.2              If the Mortgagor makes any false statement in Article 10 hereof, or fails to implement any of the undertakings made in Article 10 hereof, or disposes of the mortgaged properties arbitrarily without written consent of the Mortgagee, or refuses to handle or delays in handling the insurances for the mortgaged properties or the mortgage registration in violation of the Contract, or conducts any other act in violation of the Contract which may affect the realization of the mortgage rights by the Mortgagee, causing any economic loss to the Mortgagee, the Mortgagor shall assume the liability for compensation on a full basis.

11.3              If the Contract becomes invalid due to any reason not attributable to the Mortgagee, the Mortgagor shall compensate for any and all losses incurred by the Mortgagee within the scope of guarantee agreed upon in the Contract.

Article XII                                  Validation, Alternation and Dissolution of the Contract

12.1              The Contract shall become effective on the date when it is signed by the Mortgagor and the Mortgagee and affixed with their respective common seal. If mortgage registration is required in accordance with the law or the provisions of the Contract, the mortgage rights shall be created on the date of registration.

12.2              The invalidity or unenforceability of any provision herein shall not affect the validity and enforceability of the remaining provisions of the Contract or the validity of the whole Contract.

12.3              After the Contract becomes effective, unless otherwise agreed upon in the Contract, neither the Mortgagor nor the Mortgagee may alter or dissolve the Contract arbitrarily. If either party intends to alter or dissolve the Contract, it shall notify the other party in writing. Both parties shall reach a written agreement through mutual consultations.

Article XIII                            Dispute Settlement

13.1              Any dispute arising from the performance thereof shall be settled through consultations by the Mortgagor and the Mortgagee. In case no agreement can be reached through consultations, the dispute may be settled in the way stipulated in Article 13.1.1 as follows.

13.1.1              Filing a lawsuit at the competent people’s court where the domicile of the Mortgagee is located;

13.1.2              Submitting the dispute to intentionally left blank Arbitration Commission (the seat of arbitration is intentionally left blank) for arbitration which shall be conducted in accordance with its rules of arbitration in effect at the time of application for arbitration.

13.2            During the process of litigation or arbitration, the undisputed parts of the Contract shall be performed.

Article XIV                              Supplementary Provisions

14.1            /.

14.2            /.

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Article XV                                   Miscellaneous

15.1              Unless otherwise agreed upon in the Contract, any text, notice and legal instrument between the Mortgagee and the Mortgagor shall be made in writing and sent to the address of the other party listed in the prelude of the Contract by personal delivery, prepaid registered mails (with return receipt requested), express mail service or fax. If any text, notice or legal instrument can’t be delivered due to any failure to notify the other party of any change in its contact address, the party with such change shall assume any and all losses caused thereby.

15.2              The annex hereto is an integral part of the Contract and it shall have the same legal effect with the main body of the Contract.

15.3              The Contract is executed in duplicate, with the Mortgagor and the Mortgagee holding one copy respectively which shall have the same legal effect.

Article XVI                             Special Prompt

The Mortgagee has already reminded the Mortgagor to pay attention to the meanings of all terms and conditions of the Contract and to understand such terms and conditions in a comprehensive and accurate way. At the request of the Mortgagor, the Mortgagee has already made relevant explanations with respect to the Contract. There is no ambiguous understanding between the two parties with respect to the various terms and conditions of the Contract.

The Mortgagor: (Common Seal):	The Mortgagee (Common Seal):

Legal Representative (Person in Charge)	Legal Representative (Person in Charge)

Or Authorized Representative: SU Mingyue	Or Authorized Representative: CHU Yongjia

Date: October 14th, 2014	Date: October 14th, 2014

The following mortgaged properties have been verified to be correct by the Mortgagor and the Mortgagee.

The list is the annex to the Loan Contract with the Contract No. of 23060500-Y2014 Qing Ying (Di) Zi No.0006.

List of the Mortgaged Properties

Name of the Mortgaged	Specification	Quantity	Quality and	Location (Storage, Custody and	Ownership Certificate, No. and Issuing	Original	Appraisal		Status of the Existing	Insurance Policies
Property	and Model	and Unit	Conditions	Use Entity)	Authority	Value	Value	Co-owners	Mortgage	No.	Period	Note
Electric Double Grinder Crane	WZP-230 etc.	262 Set	Fine	Daqing BoRun Biotechnology Co., Ltd.		RMB 53.836 Million Yuan	RMB 41.7655 Million Yuan		Already Registered	801012014230697000011	From October 15th, 2014 to September 30th, 2015

The Mortgagor: (Common Seal):	The Mortgagee (Common Seal):

Legal Representative (Person in Charge) Or Authorized Agent:	Legal Representative (Person in Charge) Or Authorized Agent:

Date: October 14th, 2014	Date: October 14th, 2014